EXHIBIT 10.31

EXECUTIVE RETENTION AND SEVERANCE AGREEMENT

THIS EXECUTIVE RETENTION AND SEVERANCE AGREEMENT is made and entered into as of October 26, 2015 (the “Effective Date”), by and between LeMaitre Vascular, Inc. (the “Company”) and Michael T. Wijas (the “Executive”).

IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

“Board” means the Board of Directors of the Company.

“Cause” shall mean (a) the Executive’s failure or refusal to comply with reasonable explicit directives of the Company or to render the services reasonably required by the Company; or (b) misappropriation of any business opportunity; or (c) dishonesty, fraud, theft, embezzlement or misappropriation of funds; or (d) indictment or charge of the Executive by applicable governmental authorities with, or being convicted of, any criminal offense which materially affects the Executive’s ability to perform his duties or the reputation of the Company; or (e) the material breach or neglect by the Executive of his duties as an executive of the Company; or (f) the engaging by the Executive in conduct that is likely to affect adversely the business and/or reputation of the Company; or (g) the Executive’s violation of company policy; or (h) the Executive’s breach of the Employee Obligations Agreement; or (i) the death or Disability of the Executive.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Disability” means the inability to engage in the performance of the Executive’s duties with the Company for a period of at least one-hundred eighty (180) days in any three hundred sixty (360) day period by reason of a physical or mental impairment.

“Employee Obligations Agreement” means that certain Employee Obligations Agreement between the Company and the Executive dated August 6, 2015.

“Lump Sum Payment” shall mean a single payment of the applicable sum hereunder, paid to the Executive on the first regular payroll date of the Company that is thirty (30) days following the date of a Termination.

“Release” shall mean a document signed by the Executive and delivered to the Company that contains a full and complete release by the Executive of any and all known and unknown claims, demands and liabilities relating to the Executive’s service to the Company and/or the termination thereof (except for rights hereunder and under any stock option awards), such release to be in such form as shall be designated by the Company.

“Severance Pay” shall mean 1) $21,000 total if the Executive’s Termination occurs on or before December 31, 2015; 2) $42,000 total if the Executive’s Termination occurs after December 31, 2015 and on or before December 31, 2016; or 3) $63,000 total if the Executive’s Termination occurs after December 31, 2016. For the avoidance of doubt, these amounts are not incremental. For example, if the Executive were terminated on January 15, 2017, the Executive would receive a total severance payment of $63,000. In any event, such amount shall be reduced by applicable withholding and other taxes.

“Termination” means a termination of employment of the Executive by the Company without Cause. Notwithstanding anything to the contrary herein, a “Termination” shall not include termination of the employment of Executive in connection with a merger, reorganization, sale of the Company’s business, assets or similar transaction, provided that the Executive is immediately rehired on comparable terms by the Company’s successor entity. For the avoidance of doubt, a “Termination” shall not include a termination of employment of the Executive by the Company for Cause or as a result of the voluntary termination of employment by the Executive.

2. TERMINATION OF EMPLOYMENT

2.1 Employment-At-Will: The Executive acknowledges and understands that his employment with the Company is at-will and, subject to the Company’s severance obligations set forth in Section 2.2 below, can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter the Executive’s at-will employment status or obligate the Company to continue to employ the Executive for any specific period of time, or in any specific role or geographic location.

2.2 Severance

(a) Upon a Termination of the Executive, provided that the Executive complies with Section 2.2(b) below, and subject to Section 3 below, the Executive shall receive the Severance Pay as a Lump Sum Payment.

(b) The receipt by the Executive of the Severance Pay shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise) and is subject to and conditioned upon (i) the Executive’s delivery of a signed and effective non-disparagement agreement and of a Release, (ii) the resignation by the Executive as an officer and director of the Company, and (iii) the Executive’s delivery to the Company of all property of the Company which may be in the Executive’s possession, custody or control, all of which shall occur within thirty (30) days following a Termination, otherwise the Executive shall forfeit his right to the Severance Pay.

3. EMPLOYEE OBLIGATIONS AGREEMENT.

The Executive hereby ratifies and confirms each of the terms of the Employee Obligations Agreement. If the Executive is at any time found to have in any manner breached the Employee Obligations Agreement, then the Company’s duty to pay any Severance Pay to the Executive shall terminate from the date that such breach occurred and Executive shall immediately reimburse the Company for any Severance Pay payment made by the Company after the first date on which such breach occurred. For the avoidance of doubt, this section is not intended to in any way limit the Company’s rights in the event of a breach by the Executive of the Employee Obligations Agreement.

4. SECTION 409A.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) to the extent that any payment or benefit described in this Agreement constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Termination, then such payments or benefits shall only be payable upon the Executive’s ‘Separation from Service.’ The term ‘Separation from Service’ shall mean the Executive’s ‘separation from service’ from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h); and

(ii) if at the time of the Executive’s Separation from Service within the meaning of Section 409A of the Code, the Company determines that the Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5. GENERAL

5.1 This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles.

5.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement and the Employee Obligations Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company, on the other hand. This Agreement may be modified, amended or superceded only by a written agreement signed by the Executive and the Company and approved by the Compensation Committee of the Company’s Board of Directors. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him.

5.3 The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	LEMAITRE VASCULAR, INC.

/s/ Michael T. Wijas	By:	/s/ George W. LeMaitre
Michael T. Wijas	Name:	George W. LeMaitre
	Title:	Chairman and Chief Executive Officer